EX.99.CODE ETH

Jensen Quality Growth Fund
Section 5 – Code of Ethics for Principal Executive Officer and
Principal Financial Officer

This Code of Ethics is designed to comply with Section 406 of the Sarbanes-Oxley Act of 2002 and the rules promulgated by the Securities and Exchange Commission (the “SEC”) thereunder. This Code of Ethics is in addition to, not in replacement of, The Jensen Portfolio, Inc. dba Jensen Quality Growth Fund (the “Fund”) Code of Ethics and Statement of Policies adopted pursuant to Rule 17j-1 under the Investment Company Act of 1940, as amended. The persons covered under this Code of Ethics are also subject to the Fund’s Code of Ethics and Statement of Policies.

The Fund requires its Principal Executive Officer, Principal Financial Officer, or other Fund officers performing similar functions (the “Principal Officers”), to maintain the highest ethical and legal standards while performing their duties and responsibilities to the Fund, with particular emphasis on those duties that relate to the preparation and reporting of the financial information of the Fund. In regard to preparing and reporting financial information of the Fund, the Fund has adopted separate Disclosure Controls and Procedures that, “under the supervision and oversight” of the Principal Officers, are designed to ensure that all information the Fund is required to disclose in its annual and semi-annual reports and other covered periodic reports filed with the SEC are recorded, processed, summarized and reported within the time periods specified by the SEC under its rules and regulations.

The following principles and responsibilities shall govern the professional conduct of the Principal Officers:

1. Honest and Ethical Conduct

The Principal Officers shall act with honesty and integrity, avoiding actual or apparent conflicts of interest in personal and professional relationships, and shall report any material transaction or relationship that reasonably could be expected to give rise to such conflict between their interests and those of the Fund to the Fund’s Audit Committee and Board of Directors, and, in addition, to any other appropriate person or entity that may reasonably be expected to deal with any conflict of interest in a timely and expeditious manner.

The Principal Officers shall act in good faith, responsibly, with due care, competence and diligence, without misrepresenting material facts or allowing their independent judgment to be subordinated or compromised.

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Jensen Quality Growth Fund
Section 5 – Code of Ethics for Principal Executive Officer and
Principal Financial Officer

2. Financial Records and Reporting

The Principal Officers shall provide full, fair, accurate, timely and understandable disclosure in the reports and/or other documents to be filed with or submitted to the Securities and Exchange Commission or other applicable body by the Fund, or information that is otherwise publicly disclosed or communicated. The Principal Officers shall comply with applicable rules and regulations of federal, state, and local governments, and other appropriate private and public regulatory agencies.

The Principal Officers shall respect the confidentiality of information acquired in the course of their work and shall not disclose such information except when authorized or legally obligated to disclose. The Principal Officers will not use confidential information acquired in the course of their duties as Principal Officers.

The Principal Officers shall share knowledge and maintain skills important and relevant to the Corporation’s needs; shall proactively promote ethical behavior of the Fund’s employees and as a partner with industry peers and associates; and shall maintain control over and responsibly manage assets and resources employed or entrusted to them by the Fund.

3. Compliance with Laws, Rules and Regulations

The Principal Officers shall establish and maintain mechanisms to oversee the compliance of the Fund with applicable federal, state or local law, regulation or administrative rule, and to identify, report and correct in a swift and certain manner, any detected deviations from applicable federal, state or local law regulation or rule.

4. Compliance with this Code of Ethics

The Principal Officers shall promptly report any violations of this Code of Ethics to the Fund’s Audit Committee and Board of Directors and shall be held accountable for strict adherence to this Code of Ethics. A proven failure to uphold the standards stated herein shall be grounds for such sanctions as shall be reasonably imposed by the Board of Directors of the Fund. The Fund’s Chief Compliance Officer is responsible for administering this Code of Ethics.

5. Amendment and Waiver

This Code of Ethics may only be amended or modified by approval of the Board of Directors. Any substantive amendment that is not technical or administrative in nature or any material waiver, implicit or otherwise, of any provision of this Code of Ethics, shall be communicated publicly in accordance with Item 2 of Form N-CSR under the Investment Company Act of 1940.

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